EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE

        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                 Years Ended December 31,
                                        ----------------------------------------
                                             1997          1996          1995
                                        ------------- ------------- ------------
Weighted average common shares
     outstanding                            8,357,062     8,700,269    8,707,649
Common equivalent shares attributable
     to stock options and convertible
     securities                               786,858       764,782      751,644
                                        ------------- ------------- ------------
     Total common and common
          equivalent shares                 9,143,920     9,465,051    9,459,293
                                        ============= ============= ============

Earnings per share information:
     Basic:
          Net income                    $        7.81 $        2.63 $       6.60
     Diluted:
          Net income                             7.14          2.42         6.08

